Exhibit 99.1

Turn Therapeutics Announces Final Stage 2 Design and Data-Driven Expansion of GX-03 Phase 2 Program in Atopic Dermatitis

Clinically meaningful efficacy observed across a broader spectrum of atopic dermatitis supports expansion of the ongoing Phase 2 program to prospectively evaluate patients across the full range of disease severity as defined by the Eczema Area and Severity Index (EASI)

Comprehensive interim review identifies optimal patient population, endpoint strategy, disease stratification, and statistical methodology for final Stage 2 design of the Company's ongoing adaptive Phase 2 trial in atopic dermatitis

Final Stage 2 design will employ the FDA-recognized Hochberg multiple testing procedure, allowing statistical significance to be established across multiple efficacy endpoints rather than a single primary endpoint

Company to host investor webcast today at 4:30 p.m. Eastern Time

WESTLAKE VILLAGE, Calif., July 7, 2026 — Turn Therapeutics, Inc. (NASDAQ: TTRX), a clinical-stage biotechnology company developing targeted, non-systemic therapies for inflammatory skin diseases, today announced the completion of a comprehensive interim analysis of its ongoing adaptive Phase 2 clinical trial evaluating GX-03 for the treatment of atopic dermatitis.

The multi-week review resulted in the final Stage 2 study design, incorporating data-driven refinements to patient selection, disease stratification, endpoint evaluation, and statistical methodology. Importantly, the review identified clinically meaningful efficacy across a broader spectrum of atopic dermatitis severity than originally anticipated, enabling expansion of the ongoing Phase 2 program to prospectively evaluate patients across the full spectrum of baseline disease severity as measured by the Eczema Area and Severity Index (EASI).

Following the Company's previously disclosed preliminary interim review of the first 50 completed subjects and under the oversight of the Independent Data Monitoring Committee, Turn Therapeutics initiated a comprehensive planned interim analysis led by Bruce Stouch, Ph.D., the study's lead biostatistician, together with Dr. Stephen Hahn, Executive Clinical and Regulatory Lead for Turn Therapeutics and former Commissioner of the U.S. Food and Drug Administration. The multi-week review comprehensively evaluated treatment-response patterns, baseline disease characteristics, efficacy across prespecified and exploratory endpoints, and clinically relevant patient characteristics to maximize the scientific value of the Stage 1 dataset and optimize the final Stage 2 study design, which is intended to serve as the primary efficacy phase supporting future regulatory development. Enrollment continued uninterrupted throughout the review under the adaptive trial design, and all patients enrolled during this period remain blinded and will be prospectively evaluated under the final Stage 2 study design.

“The purpose of a staged, adaptive clinical trial is to learn from the first stage to strengthen the second,” said Bradley Burnam, Chief Executive Officer of Turn Therapeutics. “GX-03 demonstrated meaningful activity across a wider spectrum of atopic dermatitis severity than we originally anticipated. We believe the optimized Stage 2 design strengthens the current study while generating data that could support broader development and future labeling opportunities for GX-03.”

The comprehensive interim review confirmed preliminary observations that Week 4 provided the earliest and clearest treatment separation between GX-03 and vehicle, supporting inclusion of Week 4 efficacy endpoints in the final Stage 2 design and highlighting the potential for a rapidly acting topical therapy across the atopic dermatitis severity spectrum. The analyses also identified baseline pruritus severity as a potential biomarker of treatment response, supporting prospective enrichment of the Stage 2 population. In addition, GX-03 demonstrated clinically meaningful efficacy in patients with baseline Eczema Area and Severity Index (EASI) scores of 1.1 to 7.0, a population generally considered to have mild-to-moderate disease according to the EASI scale, expanding the range of disease severity prospectively evaluated in Stage 2 beyond what was originally anticipated. Collectively, these findings supported a final Stage 2 design evaluating one unified patient population across the full baseline EASI spectrum using multiple efficacy endpoints.

Expansion of the Ongoing Phase 2 Program

One of the most significant findings from the comprehensive interim review was the identification of treatment activity in patients with baseline EASI scores of 1.1 to 7.0. While all Stage 1 participants had moderate-to-severe lesions according to the Investigator's Global Assessment (IGA), enrollment included patients across a broad range of baseline EASI scores, reflecting a wide spectrum of total inflammatory burden. The observed efficacy in patients with EASI scores of 1.1 to 7.0 identified a potential treatment opportunity in the EASI-defined mild-to-moderate atopic dermatitis population, which is commonly managed with topical therapies. Within this subgroup, GX-03 demonstrated improvements in Week 4 vIGA-AD Success together with complete disease clearance at both Week 4 and Week 8 compared with vehicle. Based on these findings, the final Stage 2 design continues to evaluate patients with greater inflammatory burden while prospectively expanding enrollment to include patients across the full baseline EASI spectrum (EASI ≥1.1).

EASI 1.1-7.0 Subgroup from Interim Analysis

Endpoint	GX-03 (n=14)	Vehicle (n=18)	Treatment Difference
Week 4 vIGA-AD Success	71.4% (10/14)	33.3% (6/18)	+38.1%
Week 4 EASI-100	28.6% (4/14)	5.6% (1/18)	+23.0%
Week 8 EASI-100	35.7% (5/14)	11.1% (2/18)	+24.6%

Completed interim analysis patients with EASI = 1.1 – 7.0 demonstrated treatment responses during Stage 1

Final Stage 2 Study Design

The final Stage 2 population will include approximately 120-135 patients prospectively enrolled across the full baseline Eczema Area and Severity Index (EASI) spectrum (EASI 1.1-7.0, 7.1-15.9 and ≥16). Subjects will be stratified by baseline EASI category, with 1:1 randomization maintained within each stratum. The study will evaluate four prespecified efficacy endpoints representing progressively deeper levels of clinical response using the FDA-recognized Hochberg multiple testing procedure, which preserves rigorous control of Type I error while allowing statistical significance to be established across multiple clinically meaningful efficacy endpoints rather than a single primary endpoint.

Key Elements of the Final Stage 2 Design

● Approximately 120-135 patients, including those enrolled since the interim analysis, prospectively stratified into three baseline EASI severity groups (1.1-7.0, 7.1-15.9 and ≥16), with 1:1 randomization maintained within each stratum. Every enrolled patient will contribute to a single, unified efficacy analysis that prospectively evaluates GX-03 across a broader spectrum of atopic dermatitis than originally anticipated.

● Prospective evaluation of four prespecified efficacy endpoints using the Hochberg multiple testing procedure:

○ Week 4 vIGA-AD Success
○ Week 4 EASI-75
○ Week 8 EASI-90
○ Week 8 EASI-100

● Continued uninterrupted enrollment throughout the comprehensive interim review, with patients enrolled during this period remaining blinded and incorporated directly into the final Stage 2 efficacy population.

Interim Analysis Subgroup Representative of Final Stage 2 Design

Endpoint	GX-03 (n=13)	Vehicle (n=12)	Treatment Difference
Week 4 vIGA-AD Success	61.5% (8/13)	8.3% (1/12)	+53.2%
Week 4 EASI-75	69.2% (9/13)	25.0% (3/12)	+44.2%
Week 8 EASI-90	53.8% (7/13)	16.7% (2/12)	+37.1%
Week 8 EASI-100	46.2% (6/13)	8.3% (1/12)	+37.9%

Completed interim analysis patients representative of the final Stage 2 design criteria (EASI ≥ 1.1 and PP-NRS ≥ 7) demonstrated treatment responses during Stage 1, providing the scientific rationale for the optimized enrollment strategy

The figure above illustrates the scientific basis for the Stage 2 study design. Applying the final Stage 2 enrollment criteria to the completed interim analysis population demonstrated notable statistical separation from vehicle across all four prespecified efficacy endpoints.

Consistent with previous reports, no treatment-related serious adverse events have been observed in either treatment group, and no treatment-related tolerability issues or study discontinuations have been reported. GX-03 continues to demonstrate a favorable safety and tolerability profile. Enrollment has continued uninterrupted throughout the comprehensive interim review, and all patients enrolled during this period remain blinded and will be incorporated into the final Stage 2 analyses. Enrollment will continue under the final Stage 2 protocol, and Turn Therapeutics anticipates completing enrollment during the fourth quarter of 2026. The Company remains sufficiently capitalized to support completion of the study and planned operations through the third quarter of 2027.

Conference Call

Turn Therapeutics will host a webcast today, July 7, at 4:30 p.m. Eastern Time to discuss the comprehensive interim analysis, expansion of the ongoing Phase 2 program, and the detailed Stage 2 study design for GX-03.

Bradley Burnam, Chief Executive Officer, and Dr. Stephen Hahn, Executive Clinical and Regulatory Lead, will present.

To access the live webcast, please register at https://edge.media-server.com/mmc/p/jix773zk. A replay of the webcast, along with accompanying presentation materials, will be available in the Investor Relations section of the Company's website at https://ir.turntherapeutics.com following the conclusion of the call.

About Turn Therapeutics

Turn Therapeutics is a clinical-stage biotechnology company focused on developing targeted, localized therapies for inflammatory and infectious skin diseases. GX-03 is Turn Therapeutics' lead investigational topical candidate being developed as a targeted, non-systemic treatment for atopic dermatitis, designed to deliver biologic-level efficacy without the trade-offs of injectable administration or systemic immunosuppression.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements, including statements regarding clinical development plans, optimization of enrollment criteria and endpoints, interpretation of interim clinical observations, expected trial timing, regulatory interactions, and the therapeutic potential of GX-03. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the success of development programs, the availability of additional financing, and the Company’s ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in the Company’s filings with the SEC. All such forward-looking statements speak only as of the date they are made, and Turn undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Investor Relations / Media Contact

Sasha Damouni

The Damouni Group

Sasha@damounigroup.com

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